                                  SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934



Filed by the Registrant  [X]
Filed by a party other than the Registrant  [ ]


Check the appropriate box:
[ ]    Preliminary proxy statement              [ ]    Confidential, for use of
[ ]    Definitive proxy statement                      the Commission Only
[ ]    Definitive additional materials                 (as permitted by Rule
[X]    Soliciting Material Under Rule 14a-12           14a-6(e)(2))



                                 POWERTEL, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other than the Registrant)


Payment of Filing Fee (Check the appropriate box):
[X]      No fee required.

[ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.
         (1) Title of each class of securities to which transaction applies:
         (2) Aggregate number of securities to which transaction applies:
         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         (4) Proposed maximum aggregate value of transaction:
         (5) Total fee paid:

[ ]      Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
         (1) Amount previously paid:
         (2) Form, Schedule or Registration Statement No.:
         (3) Filing Party:
         (4) Date Filed:


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                       INFORMATION CONCERNING PARTICIPANTS

Powertel, Inc. (the "Company") and certain other persons named below may be deemed to be participants in the solicitation of proxies of the Company's stockholders to approve: (i) the proposed merger between the Company and Deutsche Telekom AG ("DT"); and, in the alternative, (ii) the proposed merger between the Company and VoiceStream Wireless Corporation ("VoiceStream").

The participants in these solicitations may include the directors of the
Company: Campbell B. Lanier, III; Allen E. Smith; Donald W. Burton; O. Gene Gabbard; Ann M. Milligan; William B. Scott, III; William B. Timmerman; and Donald W. Weber; as well as the executive officers of the Company: Allen E. Smith, President and Chief Executive Officer; Fred G. Astor, Jr., Executive Vice President and Chief Financial Officer; Rodney D. Dir, Chief Operating Officer;
H. Jay Galletly, Executive Vice President and General Manager; Nicholas J. Jebbia, Executive Vice President and General Manager; George R. Johnson, Executive Vice President and General Manager; Walter R. Pettiss, Executive Vice President and General Manager; and Michael P. Tatom, Executive Vice President and General Manager.

As of the date of this communication, to the Company's knowledge, the executive officers and directors beneficially own in the aggregate approximately 7.4% of the Company's common stock. In connection with the transactions, certain of the Company's executive officers may receive severance and/or retention payments and may, under certain circumstances, have the unvested portions of their stock options and restricted stock awards vested. To the Company's knowledge, ITC Holding Company, Inc. beneficially owns approximately 24.7% of the Company's common stock. Mr. Lanier is the Chairman of the Board of Directors of ITC Holding Company, Inc., and Messrs. Gabbard, Scott and Weber are directors of ITC Holding Company, Inc. To the Company's knowledge, SCANA Communications Holdings, Inc. beneficially owns approximately 15.7% of the Company's common stock. Mr. Timmerman is Chairman, Chief Executive Officer and President of SCANA Communications Holdings, Inc., and Ms. Milligan is the Chief Marketing Officer of SCANA Corporation, the sole stockholder of SCANA Communications Holdings, Inc. A representative appointed by certain stockholders of the Company may become a director of VoiceStream Wireless Corporation, in the event that the VoiceStream transaction is consummated. To the Company's knowledge, Mr. Burton beneficially owns 5.1% of the Company's common stock. Mr. Burton holds certain shares individually and indirectly as a general partner of certain investment funds.

Additional information about the directors and executive officers of the Company is included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999, as filed with the SEC, and will be included in a proxy statement/prospectus and other relevant documents concerning the proposed transactions to be filed with the Commission by the Company, VoiceStream, and DT.

INVESTORS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE COMMISSION BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ON THE


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PROPOSED TRANSACTIONS. Investors will be able to obtain the documents free of charge at the Commission's website (www.sec.gov). In addition, documents filed with the Commission by Powertel, Inc. will be available free of charge by contacting Powertel, Inc., Attention: Kevin Inda, Vice President Investor Relations, 1239 O.G. Skinner, West Point, Georgia, 31833, (706) 645-2000.

INVESTORS SHOULD READ THE PROXY STATEMENT/PROSPECTUS CAREFULLY WHEN IT BECOMES AVAILABLE BEFORE MAKING ANY VOTING OR INVESTMENT DECISION.





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THE FOLLOWING IS A PRESS RELEASE DISSEMINATED BY DEUTSCHE TELEKOM AG,
VOICESTREAM WIRELESS CORPORATION AND POWERTEL, INC. ON AUGUST 27, 2000:


                               [VOICESTREAM LOGO]
                                [POWERTEL LOGO]


                                  NEWS RELEASE

                             FOR IMMEDIATE RELEASE

                             POWERTEL TO BE ACQUIRED

VOICESTREAM COVERAGE TO EXPAND TO MORE THAN 245 MILLION POTENTIAL U.S. WIRELESS CUSTOMERS


     BELLEVUE, WASHINGTON/WEST POINT, GEORGIA - August 27, 2000 - VoiceStream Wireless Corporation (NASDAQ: VSTR), and Powertel, Inc. (NASDAQ: PTEL) today announced that they have entered into a definitive agreement for VoiceStream Wireless to acquire Powertel. The proposed transaction will substantially expand VoiceStream's all digital GSM wireless coverage in the Southeastern United States.

     Powertel owns wireless licenses covering 25 million people (POPs) and operates a GSM network spanning 12 states in the Southeastern United States, in areas where VoiceStream currently does not market its wireless services. As of June 30, 2000, Powertel had approximately 727,000 customers, year-to-date total revenues of $212.3 million and positive operating cash flow for the last two quarters.

     "Powertel is a natural fit into VoiceStream's ever expanding nationwide footprint," said John W. Stanton, chairman and chief executive officer of VoiceStream. "We are excited to bring our 'Get More' promise to consumers in the Southeast, providing them with the best value in wireless service. Powertel brings a substantial number of new customers and a terrific operating team of talented employees. Powertel's vast GSM network - with more than 3,000 miles of highway coverage and access to 25 million people - will provide VoiceStream with excellent coverage and access to the rapidly growing Southeastern United States. With Powertel and its affiliates, we estimate that we will have nearly 250 million licensed POPs, and with the addition of the Atlanta market, will have licenses to serve 24 of the top 25 markets in the United States."

     "This merger is a win-win proposition for Powertel shareholders, our employees and our customers," said Allen E. Smith, Powertel president and chief executive officer. "We believe the combination of Powertel with VoiceStream will offer substantial economies of scale to strengthen our overall competitive position in the Southeast and other parts of the United States. Since our initial launch in late 1996, Powertel has become a leader in offering customers in the Southeastern United States simplified and economical wireless services with excellent network coverage. Our customers can drive from Kentucky to Florida with continuous wireless coverage at one economical rate. Together we will have the necessary resources and expertise to

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provide our customers with even more advanced and economical wireless services."

     Under the terms of the VoiceStream/Powertel merger agreement, holders of Powertel common and preferred stock will receive VoiceStream common shares at a conversion ratio ranging from .65 if the average closing price of VoiceStream common stock is $130.77 or above and .75 if the average closing price of VoiceStream common stock is $113.33 or below. Between these two points the ratio adjusts to yield $85 in VoiceStream common stock for each share of Powertel common stock equivalent. The average closing price of VoiceStream common stock will be based on an average of 10 randomly selected trading days during the 20 day period ending 5 trading days prior to the closing. The conversion ratios are subject to certain adjustments.

     Deutsche Telekom AG (NYSE: DT, FSE: DTE), as previously announced, has agreed to acquire VoiceStream. To facilitate the combination of the three companies, Deutsche Telekom and Powertel have entered into a separate definitive agreement for Deutsche Telekom to acquire Powertel and for the Powertel shareholders to receive 2.6353 Deutsche Telekom shares for each share of Powertel common stock, subject to certain adjustments. Based on the closing price of the Deutsche Telekom ordinary shares on the Frankfurt Stock Exchange on August 25, 2000 of Euro 44.30 (the equivalent of approximately US $39.98), each share of Powertel common stock would have a potential value of US $105.36. The Deutsche Telekom/Powertel acquisition is expected to close immediately after the Deutsche Telekom/VoiceStream acquisition closes. The VoiceStream/Powertel merger will not close if the Deutsche Telekom/VoiceStream merger is consummated. Thus, Powertel shareholders will receive Deutsche Telekom shares unless the merger between VoiceStream and Deutsche Telekom is terminated. The transaction structure was designed to provide U.S. tax deferred treatment to Powertel shareholders.

     There are approximately 55.9 million outstanding Powertel shares on a fully diluted basis, including shares underlying outstanding options, warrants and convertible preferred shares and shares potentially issuable in connection with the pending Powertel - DiGiPH transaction. Based on this number of outstanding Powertel shares, Deutsche Telekom would issue up to approximately 147.3 million new shares. Holders of Powertel preferred shares will exchange their shares on the basis of the number of underlying Powertel common shares.

     Approximately $1.2 billion in Powertel debt will be assumed. Major shareholders of Powertel and VoiceStream owning more than 50 percent of the outstanding shares of each of Powertel and VoiceStream, respectively, have agreed to vote in favor of the mergers. The transactions are also subject to regulatory approvals, including approval of the Federal Communications Commission, Powertel and VoiceStream stockholder approvals, and other customary closing conditions.

     For the six months ending June 30, 2000, VoiceStream and Powertel reported combined total revenues of approximately $923 million and collectively served approximately 3.3 million digital wireless customers. Powertel achieved positive operating cash flow for the first time in the first quarter of 2000 and again in the

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second quarter of 2000 and had approximately $280 million in cash and cash equivalents at June 30, 2000.

     VoiceStream is being advised by Goldman, Sachs & Co. Powertel is being advised by Morgan Stanley Dean Witter. Deutsche Telekom is being advised by Donaldson Lufkin & Jenrette.

     ABOUT VOICESTREAM

     Based in Bellevue, WA, VoiceStream Wireless is a leading provider of wireless communications services in the United States. Nearly three out of every four people in the United States live in areas currently licensed to be served by VoiceStream or its affiliates. VoiceStream is the largest provider of personal communication services using the globally accepted GSM technology in the United States. VoiceStream is a member of the North American GSM Alliance LLC, a group of U.S. and Canadian digital wireless PCS carriers. The GSM Alliance helps provide GSM wireless communications for their customers in more than 5,500 U.S. and Canadian cities and towns as well as international service. Adopted by 149 countries, GSM is the most widely used digital wireless standard in the world with more than 330 million subscribers on six continents, which offers an unprecedented roaming advantage to GSM wireless consumers. VoiceStream has roaming agreements with more than 125 of the major operators worldwide providing service in 55 countries. Visit the VoiceStream web site at www.voicestream.com.

     ABOUT POWERTEL

     Powertel, Inc. provides 100 percent digital PCS wireless services in its licensed service area in 12 states in the Southeast - one of the largest contiguous PCS networks in the Southeastern United States. Through its affiliation with other GSM carriers, Powertel's coverage extends across the United States to most major cities and into much of Canada to a population of more than 180 million people. Powertel's core markets are in 34 Southeastern metropolitan areas and along the major highway corridors that connect them. Athens, Atlanta, Augusta, Columbus, Birmingham, Chattanooga, Jackson, Jacksonville, Knoxville, Lexington, Louisville, Macon, Memphis, Nashville and Savannah are among the municipalities in Powertel's licensed service area. These areas have an estimated population of more than 25 million people. Visit the Powertel web site at www.powertel.com

     ABOUT DEUTSCHE TELEKOM

     Deutsche Telekom is Europe's largest telecommunications company and the fourth largest carrier worldwide, with 1999 revenues of EUR 35.5 billion ($ 35.7 billion). Deutsche Telekom offers its customers a complete range of products and services through more than 48 million telephone lines. It is a leading provider of high-speed digital access lines, with more than 15.3 million marketed ISDN channels, and new ADSL services that will be available in 60 percent of Germany by the end of 2000 and 90 percent of the

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country by the end of 2001. In online services, T-Online Deutsche Telekom subsidiary is Europe's largest Internet provider with more than 6.0 million customers. Via its mobile subsidiary T-Mobile, Deutsche Telekom serves approximately 21.3 million mobile telephony customers in Europe through majority-controlled operations. Deutsche Telekom will become the second largest European provider of information technology solutions to multinational companies worldwide upon regulatory approval of its majority investment in debis Systemhaus. Visit the Deutsche Telekom web site at: www.telekom.de/international.

     This press release contains certain statements that are neither reported financial results nor other historical information. These statements are forward-looking statements within the meaning of the safe-harbor provisions of the U.S. federal securities laws. Because these forward-looking statements are subject to risks and uncertainties, actual future results may differ materially from those expressed in or implied by the statements. Many of these risks and uncertainties relate to factors that are beyond the companies' ability to control or estimate precisely, such as future market conditions, currency fluctuations, the behavior of other market participants, the actions of governmental regulators and other risk factors detailed in Deutsche Telekom's, VoiceStream's, and Powertel's reports filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The companies do not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this press release.

     Investors and security holders are advised to read the proxy statement/prospectus regarding the transactions referenced in this press release, when it becomes available, because it will contain important information. The proxy statement/prospectus will be filed with the Securities and Exchange Commission by Deutsche Telekom, VoiceStream and Powertel. Security holders may obtain a free copy of the proxy statement/prospectus (when available) and other related documents filed by Deutsche Telekom, VoiceStream, and Powertel at the Commission's website at www.sec.gov or at the Commission's public reference room located at 450 Fifth Street, NW, Washington D.C 20549 or at one of the Commission's other public reference rooms in New York, New York and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information of the public reference rooms. When available, the proxy statement/prospectus and the other documents may also be obtained from Deutsche Telekom by contacting Deutsche Telekom, Attention: Petra Michalscheck, Investor Relations, 140 Friedrich-Ebert-Allee, 53113 Bonn, Germany and/or Deutsche Telekom, Inc., Attention: Brigitte Weniger, 280 Park Avenue, 26th Floor, New York, New York 10017; VoiceStream Wireless Corporation by contacting VoiceStream Wireless Corporation, Attention: Ken Prussing, Executive Director, Investor Relations, 3650 131st Avenue SE, Bellevue, WA 98006; and Powertel, Inc. by contacting Powertel, Inc., Attention Kevin Inda, Vice President Investor Relations, 1239 O.G. Skinner Drive, West Post, GA 31833.

     VoiceStream and Powertel, and their respective directors, executive officers and certain other members of VoiceStream and Powertel management and employees may be soliciting proxies from VoiceStream and Powertel shareholders, respectively, in favor of the mergers. Information concerning the participants will be set forth in the proxy statement/prospectus when it is filed with the Securities and Exchange Commission


CONTACT INFORMATION:

VoiceStream
-----------
Investors:   Ken Prussing,     877-853-8682
Media:       Kim Thompson,  425-653-5027
Sard Verbinnen, Jim Barron 212-687-8080


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Powertel, Inc.,
---------------
Investors:   Kevin Inda, 706-634-1218
Media:       Joe Patterson, 706-634-1493

Deutsche Telekom
----------------
Investors: Nils Paellmann, 212-424-2951
Media:     Bill McAndrews, 212-424-2996 or 011-49-171-561-5441
Kekst and Company, Todd Fogarty, 212-521-4854

                                      ####



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
THE FOLLOWING IS A PRESS RELEASE DISSEMINATED BY DEUTSCHE TELEKOM, AG IN EUROPE ON AUGUST 28, 2000:




US MOBILE PROVIDER POWERTEL TO BE ACQUIRED

VOICESTREAM COVERAGE TO EXPAND SUBSTANTIALLY IN THE UNITED STATES


Bonn, August 28, 2000 - VoiceStream Wireless Corporation (Nasdaq: VSTR), and Powertel, Inc. (Nasdaq: PTEL) today announced that they have entered into a definitive agreement for VoiceStream Wireless to acquire Powertel. The proposed transaction will substantially expand VoiceStream's GSM mobile coverage in the Southeastern United States.

As previously announced, Deutsche Telekom (NYSE: DT, FSE: DTE) has agreed to acquire VoiceStream, one of the leading national mobile carriers in the United States. To facilitate the combination of the three companies, Deutsche Telekom and Powertel have entered into a separate definitive agreement for Deutsche Telekom to acquire Powertel and for the Powertel shareholders to receive 2.6353 Deutsche Telekom shares for each share of Powertel common stock, subject to certain adjustments. Based on the closing price of the Deutsche Telekom ordinary shares at the Frankfurt Stock Exchange on August 25, 2000 of EUR 44.30 (approximately US$ 39.98), each share of Powertel common stock would have a potential value of US$ 105.36. Based on approximately 55.9 million fully diluted Powertel shares, Deutsche Telekom would issue up to approximately 147.3 million new shares. This represents a transaction value of approximately US$ 5.89 billion. The Deutsche Telekom/Powertel acquisition is expected to close immediately after the Deutsche Telekom/VoiceStream acquisition closes. The separate VoiceStream/Powertel merger will not close if the Deutsche Telekom/VoiceStream merger is consummated. Thus, the Powertel shareholders will receive Deutsche Telekom shares unless the merger between VoiceStream and Deutsche Telekom is terminated. The transaction structure was designed to provide U.S. tax deferred treatment to Powertel shareholders.

Approximately $1.2 billion in Powertel debt will be assumed. Certain principal shareholders of Powertel agreed to hold the Deutsche Telekom shares they would receive in the transaction for a certain period of time. Major shareholders of Powertel and VoiceStream owning more than 50 percent of the outstanding shares of each of Powertel and VoiceStream, respectively, have agreed to vote in favor of the mergers. The transactions are subject to regulatory approvals, including approval of the Federal Communications Commission, Powertel and VoiceStream shareholder approvals and other customary closing conditions.

Powertel owns mobile licenses covering 25 million people and operates a GSM network spanning 12 states in the Southeastern United States, in areas where VoiceStream currently does not market its mobile services. As of June 30, 2000, Powertel had approximately 727,000 customers, year-to-date total revenues of $212.3

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million and positive operating cash flow for the last two quarters. Together with Powertel, Voicestream will own licenses covering 245 million people in the United States, of which 118 million already have coverage. With the addition of the Atlanta market covered by Powertel, VoiceStream will serve 24 of the top 25 markets in the United States. As of the end of the second quarter 2000, VoiceStream and Powertel together served approximately 3.3 million subscribers.

     This press release contains certain statements that are neither reported financial results nor other historical information. These statements are forward-looking statements within the meaning of the safe-harbor provisions of the U.S. federal securities laws. Because these forward-looking statements are subject to risks and uncertainties, actual future results may differ materially from those expressed in or implied by the statements. Many of these risks and uncertainties relate to factors that are beyond the companies' ability to control or estimate precisely, such as future market conditions, currency fluctuations, the behavior of other market participants, the actions of governmental regulators and other risk factors detailed in Deutsche Telekom's, VoiceStream's, and Powertel's reports filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The companies do not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this press release.

     Investors and security holders are advised to read the proxy statement/prospectus regarding the transactions referenced in this press release, when it becomes available, because it will contain important information. The proxy statement/prospectus will be filed with the Securities and Exchange Commission by Deutsche Telekom, VoiceStream and Powertel. Security holders may obtain a free copy of the proxy statement/prospectus (when available) and other related documents filed by Deutsche Telekom, VoiceStream, and Powertel at the Commission's website at www.sec.gov or at the Commission's public reference room located at 450 Fifth Street, NW, Washington D.C 20549 or at one of the Commission's other public reference rooms in New York, New York and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information of the public reference rooms. When available, the proxy statement/prospectus and the other documents may also be obtained from Deutsche Telekom by contacting Deutsche Telekom, Attention: Petra Michalscheck, Investor Relations, 140 Friedrich-Ebert-Allee, 53113 Bonn, Germany and/or Deutsche Telekom, Inc., Attention: Brigitte Weniger, 280 Park Avenue, 26th Floor, New York, New York 10017; VoiceStream Wireless Corporation by contacting VoiceStream Wireless Corporation, Attention: Ken Prussing, Executive Director, Investor Relations, 3650 131st Avenue SE, Bellevue, WA 98006; and Powertel, Inc. by contacting Powertel, Inc., Attention Kevin Inda, Vice President Investor Relations, 1239 O.G. Skinner Drive, West Post, GA 31833.



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
ALLEN E. SMITH, PRESIDENT AND CHIEF EXECUTIVE OFFICER OF POWERTEL, INC. MADE THE FOLLOWING COMMENTS ON THE AUGUST 28, 2000 VOICESTREAM/POWERTEL MERGER ANNOUNCEMENT CONFERENCE CALL:

         We too, are extremely pleased to be joining forces with Deutsche Telekom and VoiceStream to create a truly nationwide and global GSM-based wireless company. We view this transaction as a win-win proposition for Deutsche Telekom and VoiceStream, our 2,200 employees, our 727,000 Powertel customers, and our shareholders.

         Throughout the last several years, many of us at Powertel have developed a close working relationship with our friends at VoiceStream. We believe we have a shared common vision and goal when it comes to delivering high-quality, economic and innovative digital wireless services over a GSM network with the highest commitment to customer service. The synergy between our companies had made the marriage of our two companies was practically inevitable.

         Deutsche Telekom and VoiceStream represent one of the world's largest telecommunications companies. Together, as an integral part of Deutsche Telekom and VoiceStream, we will collectively have the resources and expertise required to further establish VoiceStream as one of the nation's leading wireless providers, including the delivery of high-speed next generation wireless data services.

         Powertel has had great success since we launched our first markets in late 1996 by focusing on three key principles:

- First, we built a high-quality contiguous GSM network that links the major cities and highways and covers the areas where people live, work, and play in our 12-state license area.


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-        Second, we provide our customers with a variety of economic and easy-to-understand, all-inclusive flat rate pricing plans suited to either the regional or national needs of our customers. We also provide our customers with the option of paying for service in advance or monthly.

- And third, we put our customers first, developing superior customer care systems, employing well-trained and friendly people to serve our customers as well as listening to customers and providing the services and features they want from their wireless provider.

         Simply put, our goal has been to become the best wireless choice for people in the Southeast in terms of coverage, pricing plans and services, and customer support. And we believe our strategy has paid off.

         Our subscriber growth this year has been strong. We ended the second quarter with approximately 727,000 wireless customers, adding approximately 71,000 net new subscribers during the quarter. On a year-to-date basis, we have added over 180,000 net new subscribers. To put this in perspective, in the first six months of this year, we have more than doubled our total net subscriber growth during the same period of 1999, during which we added 87,000 net new subscribers.

         Earlier this year for the first time, we achieved the major benchmark of reaching positive operating cash flow. We achieved that goal again in the second quarter of 2000. Our operational performance in terms of subscriber growth, RPU, costs to acquire customers, churn, and cash operating costs per customer are good and continue to be good. Net, net, Powertel's business is strong.

         However, while we believe our contiguous regional footprint gives us a sustainable competitive advantage in the Southeast, we believe our merger with Deutsche Telekom and VoiceStream will provide additional benefits and allow our combined company to be even more competitive in our 12-state license area and the nation. We should now have the leverage of a national brand and a transparent ubiquitous GSM network. We believe this will result in increased operational efficiencies in our combined business.

         Powertel is extremely excited about joining forces with Deutsche Telekom and VoiceStream to aggressively compete for share in the exciting and rapidly growing wireless market.

         Powertel's management and significant shareholders are committed to this merger. Our Board of Directors has already voted to approve the merger. Five of our largest shareholders have also agreed to vote in favor of the transactions.



         The information above contains or may contain forward-looking statements within the meaning of the U.S. private securities litigation reform act of 1995. These statements include all statements that are not historical facts and that relate to intent, belief or current expectations with respect to, among other things, the timing and impact of the transactions, the growth and market opportunities for the companies, the risks associated with the integration of the companies, and


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
the benefits to existing and future subscribers and shareholders. It is important to note that these forward looking statements are not guarantees and that Powertel's actual results could differ materially from the results anticipated or projected in any such forward-looking statements, based on a number of important factors.

         These factors include whether regulatory and other approvals can be obtained and whether various other conditions and uncertainties to the transactions will occur that may delay or impede the success of these transactions. Powertel's filings with the U.S. Securities and Exchange Commission, particularly its most recent report on Form 10K, contain, and future filings will contain, cautionary statements, including certain risks and uncertainties, that could cause actual results to differ materially from projections contained in any forward-looking statements made by Powertel.


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